Exhibit 10.1

Eric Ingvaldson

Dear Eric:

I am pleased to offer you the salaried-exempt full-time position of Chief Financial Officer for Pineapple Energy Inc., reporting to Kyle Udseth, CEO starting October 3rd, 2022 or agreed upon date. By accepting this position, you are joining a dynamic team, and your efforts will help foster our continued growth. You will find yourself amid a wonderful culture at Pineapple Energy working with high-quality employees who are dedicated to serving our customers.

Your base salary will be $9,615.39 Bi-Weekly, annualized at $250,000. Your bonus opportunity will be 40% of base pay—based on the organization’s ability to meet financial goals. You will be granted $195K of Restricted Stock Units vesting over 3 years, subject to terms to be provided.

In addition, Pineapple Energy Inc., has developed some very specialized benefits for our employees. Our current benefit offering includes health and dental insurance, life insurance, short- and long-term disability insurance, paid time off, participation in a 401(k) plan, and tuition reimbursement. You are eligible for medical and dental benefits after 30 days of employment.

Typical deductions that may be taken out of your pay are:

●	Medical	●	Critical Illness	●	Health Savings Account (HSA)	●	Restricted Stock Unit
●	Dental	●	Accident Insurance	●	ROTH	●	Garnishments
●	Vision	●	Flexible Spending Account (FSA)	●	Roth Catchup	●	Milestone
●	Accidental Death & Dismemberment	●	Limited Flexible Spending Account (LFSA)	●	401k	●	Recognition
●	Voluntary Life	●	Dependent Care Flexible Spending Account	●	401k CatchUp

You will be eligible to participate in our 401(k) Plan for purpose of elective deferrals when you have completed 250 Hours of Service within the 3 month time period following your date of hire and have attained age 18. If you do not complete 250 Hours of Service within the 3 month time period of employment, then you will have satisfied the service requirement if you are credited with a Year of Service. 401k is as follows, we match at 50% up to an employee contributing at 6%, and therefore the company provides up to 3%.

10900 Red Circle Drive ● Minnetonka, MN ● 1-800-268-5130 ● 952-996-1674 ● www.pineapple-holdings.com

In compliance with the Immigration Reform Control Act of 1986, employers must verify the identity and employment eligibility of anyone hired. To verify employment eligibility, it is important that you bring identification with you on your first day of work. Examples of acceptable identification include a U.S. Passport, or a driver’s license and social security card or birth certificate. Pineapple Energy Inc. uses E-Verify, the Internet-based system operated by the U.S. Department of Homeland Security (DHS) in partnership with the Social Security Administration (SSA) that allows participating employers to electronically verify the employment eligibility of all newly hired employees.

You also understand that by accepting this offer, that it will also be necessary for you to sign a confidentially /non-compete agreement, and that your employment will be contingent on the results of a background investigation.

Pineapple Inc, Inc., through its benefits and culture, has a lot to offer you and we are confident that you have a lot to offer the company. Please contact Renae Anlair, Corporate HR Manager at (952) 358-3616 if you have any questions.

Sincerely,	I accept the offer as outlined above and understand that by signing this offer letter I agree to let PINEAPPLE verify my employment through the E-Verify program.
/s/Kyle Udseth
Kyle Udseth	/s/Eric Ingvaldson
CEO Pineapple Energy	Eric Ingvaldson

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